Exhibit 99.1

HYATT REPORTS SECOND QUARTER 2023 RESULTS
System-Wide RevPAR Expanded 15% Generating Record Total Fee Revenue
Net Rooms Growth Increased to 6.9%
CHICAGO (August 3, 2023) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported second quarter 2023 financial results. Highlights include:
•Net income was $68 million in the second quarter of 2023 compared to $206 million in the second quarter of 2022. Adjusted net income was $88 million in the second quarter of 2023 compared to $51 million in the second quarter of 2022. Net income in the second quarter of 2022 included $251 million of gains recognized on the sales of real estate.
•Diluted EPS was $0.63 in the second quarter of 2023 compared to $1.85 in the second quarter of 2022. Adjusted Diluted EPS was $0.82 in the second quarter of 2023 compared to $0.46 in the second quarter of 2022.
•Adjusted EBITDA was $273 million in the second quarter of 2023 compared to $255 million in the second quarter of 2022.
◦Adjusted EBITDA does not include Net Deferrals of $28 million and Net Financed Contracts of $14 million in the second quarter of 2023, and Net Deferrals of $25 million and Net Financed Contracts of $15 million, in the second quarter of 2022.
•Comparable system-wide RevPAR increased 15.0% in the second quarter of 2023 compared to 2022.
•Comparable owned and leased hotels RevPAR increased 10.1% in the second quarter of 2023 compared to 2022. Comparable owned and leased hotels operating margins were 26.2% in the second quarter of 2023.
•Comparable All-inclusive Net Package RevPAR increased 9.5% in the second quarter of 2023 compared to 2022.
•Net Rooms Growth was approximately 6.9% in the second quarter of 2023.
•Pipeline of executed management or franchise contracts was approximately 119,000 rooms.
•Shares repurchased was approximately 969 thousand shares for $108 million in the second quarter of 2023.
Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt, said, "For the fifth consecutive quarter we posted record results demonstrating our unique positioning and continued momentum. System-wide RevPAR expanded 15% year-over-year, generating a record level of total fee revenue in the quarter. We updated our full year RevPAR outlook, and we expanded our pipeline to 119,000 rooms, representing approximately 40% of our existing portfolio. Our outlook remains optimistic, fueled by strong group booking activity during the quarter, resulting in 2024 group pace up 10%. We believe our increasing asset-light earnings mix and free cash flow define a clear path for continued success and enhanced shareholder value into the future."
Refer to the tables beginning on page A-11 of the schedules for a summary of special items impacting Adjusted net income (loss) and Adjusted Diluted earnings (losses) per share for the three months and six months ended June 30, 2023 and June 30, 2022.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page A-9.

Operational Update
In the second quarter of 2023, comparable system-wide RevPAR was up 15% compared to the second quarter of 2022, and up 8% compared to the second quarter of 2019 for the same set of comparable properties. In the second quarter of 2023, average rate growth remained strong, up 5% on a constant currency basis, while occupancy improved 660 basis points, as compared to the same period in 2022. Comparable Net package RevPAR for ALG properties increased 8% in the second quarter of 2023, compared to the same period in 2022.
A record level of total management, franchise, license, and other fees of $248 million were generated in the second quarter of 2023, up 21% compared to the second quarter of 2022. Fee revenue growth was driven by continued strong global top line performance and flow-through in addition to the contribution from industry leading net rooms growth.
Segment Results and Highlights

(in millions)	Three Months Ended June 30,
	2023	2022	Change (%)
Owned and leased hotels	$ 84	$ 99	(14.8)%
Americas management and franchising	122	117	4.7%
ASPAC management and franchising (a)	37	9	316.5%
EAME management and franchising (a)	16	10	52.1%
Apple Leisure Group	49	54	(9.1)%
Corporate and other	(35)	(34)	(2.1)%
Eliminations	—	—	(131.7)%
Adjusted EBITDA	$ 273	$ 255	6.9%

	Three Months Ended June 30,
	2023	2022	Change (%)
Net Deferrals	$28	$25	14.9%
Net Financed Contracts	$14	$15	(5.4)%
(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months ended June 30, 2022.
•Owned and leased hotels segment: Results were led by growth in group and business transient travel, along with sustained demand in leisure transient travel. Comparable margins remained strong, up nearly 300 basis points compared to the same period in 2019. Higher occupancy and food and beverage revenue mix led to higher costs, and impacted owned and leased margins when compared to 2022. When adjusted for the net impact of transactions, owned and leased Adjusted EBITDA decreased $2 million, or 2%, compared to the second quarter of 2022 and increased $11 million, or 15%, compared to the second quarter of 2019.
•Americas management and franchising segment: Results were led by sustained strength of leisure travel demand and improved business travel demand. Large convention hotels demonstrated strong performance. New hotels added to the system since the start of 2019 contributed $21 million in fee revenue in the quarter.
•ASPAC management and franchising segment: Results were led by broad recovery across the region. Notably, RevPAR in Greater China exceeded 2019 levels by 6% during the quarter.
•EAME management and franchising segment: Results were led by Western Europe which benefited from strong international inbound demand and increased airlifts into the region.
•Apple Leisure Group segment: Results reflect sustained strength in leisure travel and favorable pricing. Foreign currency exchange rates and one-time strategic investments negatively impacted ALG’s Adjusted EBITDA.
Openings and Development
During the second quarter, 24 new hotels (or 5,927 rooms) joined Hyatt's system. Notable openings in the quarter included Andaz Nanjing Hexi, Grand Hyatt La Manga Club Golf & Spa, Hyatt Regency Mexico City Insurgentes, Impression Isla Mujeres by Secrets, and The Pell, part of JdV by Hyatt.
As of June 30, 2023, the Company had a pipeline of executed management or franchise contracts for approximately 585 hotels (approximately 119,000 rooms).

Transactions and Capital Strategy
On June 2, 2023, the Company completed the acquisition of Smith Global Limited ("Mr & Mrs Smith") and paid cash of £58 million (approximately $72 million, or $50 million net of cash acquired, using exchange rates as of the acquisition date). The acquisition adds more than 1,500 boutique and luxury properties in more than 20 new countries to World of Hyatt.
The Company is making progress on the two previously announced assets marketed for sale. The Company remains committed to successfully executing plans to realize $2.0 billion of gross proceeds from the sale of real estate, net of acquisitions, by the end of 2024 as part of its expanded asset-disposition commitment announced in August 2021. As of June 30, 2023, the Company has realized $721 million of proceeds from the net disposition of real estate as part of this commitment.
Balance Sheet and Liquidity
As of June 30, 2023, the Company reported the following:
•Total debt of $3,099 million.
•Pro rata share of unconsolidated hospitality venture debt of $542 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $2.4 billion with $906 million of cash and cash equivalents and short-term investments, and borrowing availability of $1,496 million under Hyatt's revolving credit facility, net of letters of credit outstanding.
On July 6, 2023, the Company issued $600 million of 5.750% senior notes due 2027 at an issue price of 99.975%. The Company intends to use the net proceeds from the issuance of the 2027 Notes, together with cash on hand, to repay all of the 1.300% notes due 2023 at or prior to their maturity on October 1, 2023.
During the second quarter, the Company repurchased a total of 968,629 Class A common shares for approximately $108 million. The Company ended the second quarter with 45,902,599 Class A and 58,917,749 Class B shares issued and outstanding. Through the first six months of the year, the Company has repurchased a total of 1,987,560 Class A common shares for approximately $214 million. As of June 30, 2023, the Company had approximately $1.4 billion remaining under its share repurchase authorization.
The Company's board of directors has declared a cash dividend of $0.15 per share for the third quarter of 2023. The dividend is payable on September 8, 2023 to Class A and Class B stockholders of record as of August 25, 2023.
2023 Outlook
The Company is providing the following guidance for full year 2023:

Full Year 2023 vs. 2022
System-Wide RevPAR[1]	14% to 16%
Net Rooms Growth	Approx. 6.0%
(in millions)	Full Year 2023
Net Income	Approx. $215
Adjusted EBITDA[2]	$1,020 - $1,070
Net Deferrals	Approx. $120
Net Financed Contracts	Approx. $60

Total Adjusted SG&A2	$485 - $495
One-Time Integration Costs[3]	Approx. $20
Capital Expenditures	Approx. $200
Free Cash Flow[2]	Approx. $550
Capital Returns to Shareholders[4]	Approx. $500
1 RevPAR is based on constant currency whereby previous periods are translated based on the current period exchange rate. RevPAR percentage for 2023 vs. 2022 is based on comparable hotels.
2 Refer to the tables beginning on page A-14 of the schedules for a reconciliation of estimated net income attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA, selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses, and net cash provided by operating activities to Free Cash Flow.
3 One-time integration costs are related to acquisition activity and are included within Adjusted selling, general, and administrative expenses.
4 The Company expects to return capital to shareholders through a combination of cash dividends on its common stock and share repurchases.
No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2023 Outlook. The Company's 2023 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, August 3, 2023, at 8:00 a.m. CT.
Participants are encouraged to listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 888-412-4131 (U.S. Toll-Free) or 646-960-0134 (International Toll Number) using conference ID# 9019679 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available for one week beginning on Thursday, August 3, 2023 at 11:00 a.m. CT by dialing: 800-770-2030 (U.S. Toll-Free) or 647-362-9199 (International Toll Number) using conference ID# 9019679. An archive of the webcast will be available on the Company’s website for 90 days.
Investor Contact
Adam Rohman, 312.780.5834, adam.rohman@hyatt.com
Media Contact
Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the amount by which the Company intends to reduce its real estate asset base, the expected amount of gross proceeds from the sale of such assets, and the anticipated timeframe for such asset dispositions, the number of properties we expect to open in the future, booking trends, RevPAR trends, our expected Adjusted SG&A expense, our expected capital expenditures, our expected net rooms growth, our expected system-wide RevPAR, our expected one-time integration costs, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geo-political conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as earthquakes, tsunamis, tornadoes, hurricanes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; the pace and consistency of recovery following the COVID-19 pandemic and the long-term effects of the pandemic, including with respect to global and regional economic activity, travel limitations or bans, the demand for travel, transient and group business, and levels of consumer confidence; the ability of third-party owners, franchisees, or hospitality venture partners to successfully navigate the impacts of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants or other pandemics, epidemics or other health crises; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations, including with respect to our acquisition of Apple Leisure Group and Dream Hotel Group and the successful integration of each business; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of the COVID-19 pandemic, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted Net Income; Adjusted Diluted EPS; Adjusted EBITDA; Adjusted EBITDA Margin; Adjusted SG&A Expenses; and Free Cash Flow. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt Twitter account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of June 30, 2023, the Company’s portfolio included more than 1,250 hotels and all-inclusive properties in 76 countries across six continents. The Company's offering includes brands in the Timeless Collection, including Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Hyatt Residence Club®, Hyatt Place®, Hyatt House®, Hyatt Studios, and UrCove; the Boundless Collection, including Miraval®, Alila®, Andaz®, Thompson Hotels®, Dream® Hotels, Hyatt Centric®, and Caption by Hyatt®; the Independent Collection, including The Unbound Collection by Hyatt®, Destination by Hyatt®, and JdV by Hyatt®; and the Inclusive Collection, including Impression by Secrets, Hyatt Ziva®, Hyatt Zilara®, Zoëtry® Wellness & Spa Resorts, Secrets® Resorts & Spas, Breathless Resorts & Spas®, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith™, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
(unaudited)

(in millions, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES
Owned and leased hotels	$341	$331	$655	$602
Management, franchise, license, and other fees	248	204	479	358
Contra revenue	(12)	(9)	(22)	(18)
Net management, franchise, license, and other fees	236	195	457	340
Distribution and destination management	273	256	601	502
Other revenues	71	61	159	138
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	784	640	1,513	1,180
Total revenues	1,705	1,483	3,385	2,762
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Owned and leased hotels	257	229	497	439
Distribution and destination management	224	206	482	400
Depreciation and amortization	99	105	197	224
Other direct costs	87	69	185	136
Selling, general, and administrative	142	76	303	187
Costs incurred on behalf of managed and franchised properties	789	628	1,538	1,184
Direct and selling, general, and administrative expenses	1,598	1,313	3,202	2,570
Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	17	(46)	35	(77)
Equity earnings (losses) from unconsolidated hospitality ventures	(1)	1	(3)	(8)
Interest expense	(31)	(38)	(64)	(78)
Gains on sales of real estate	—	251	—	251
Asset impairments	(5)	(7)	(7)	(10)
Other income (loss), net	8	(19)	56	(29)
INCOME BEFORE INCOME TAXES	95	312	200	241
PROVISION FOR INCOME TAXES	(27)	(106)	(74)	(108)
NET INCOME	68	206	126	133
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$68	$206	$126	$133

EARNINGS PER SHARE Basic
Net income	$0.64	$1.88	$1.19	$1.21
Net income attributable to Hyatt Hotels Corporation	$0.64	$1.88	$1.19	$1.21
EARNINGS PER SHARE Diluted
Net income	$0.63	$1.85	$1.16	$1.19
Net income attributable to Hyatt Hotels Corporation	$0.63	$1.85	$1.16	$1.19

Basic share counts	105.5	110.0	106.0	110.1
Diluted share counts	108.0	111.9	108.4	112.2

Hyatt Hotels Corporation
Segment Financial Summary

(in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change (%)	Change Constant $ (%)	2023	2022	Change (%)	Change Constant $ (%)

Owned and leased hotels	$341	$335	2.0%	1.6%	$663	$612	8.4%	8.3%
Americas management and franchising	164	157	4.7%	4.4%	338	290	16.5%	16.2%
ASPAC management and franchising (a)	42	21	98.7%	106.8%	80	37	113.8%	124.2%
EAME management and franchising (a)	23	18	29.2%	28.7%	42	31	36.7%	37.6%
Apple Leisure Group	359	329	9.0%	8.9%	767	639	20.0%	20.0%
Corporate and other	25	13	83.0%	83.0%	47	27	73.2%	73.2%
Eliminations (b)	(21)	(21)	(2.7)%	(2.3)%	(43)	(36)	(18.9)%	(18.7)%
Adjusted revenues	$933	$852	9.4%	9.3%	$1,894	$1,600	18.4%	18.5%

Adjusted EBITDA
Owned and leased hotels	$67	$82	(17.9)%	(18.3)%	$127	$130	(1.8)%	(2.2)%
Pro rata share of unconsolidated hospitality ventures	17	17	(0.2)%	0.6%	31	23	32.1%	32.2%
Total owned and leased hotels	84	99	(14.8)%	(15.1)%	158	153	3.4%	3.0%
Americas management and franchising	122	117	4.7%	4.3%	241	202	19.6%	19.2%
ASPAC management and franchising (a)	37	9	316.5%	342.8%	62	16	293.5%	321.8%
EAME management and franchising (a)	16	10	52.1%	55.5%	28	14	99.6%	106.2%
Apple Leisure Group	49	54	(9.1)%	(9.0)%	128	110	15.9%	16.0%
Corporate and other	(35)	(34)	(2.1)%	(2.0)%	(77)	(72)	(7.3)%	(7.4)%
Eliminations	—	—	(131.7)%	(131.7)%	1	1	(29.6)%	(29.6)%
Adjusted EBITDA	$273	$255	6.9%	6.9%	$541	$424	27.5%	27.5%

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change (%)		2023	2022	Change (%)
NET DEFERRAL ACTIVITY
Increase in deferred revenue	$51	$52	(1.0)%		$109	$101	8.0%
Increase in deferred costs	(23)	(27)	14.8%		(50)	(52)	4.2%
Net Deferrals	$28	$25	14.9%		$59	$49	21.3%

Increase in Net Financed Contracts	$14	$15	(5.4)%		$31	$22	43.5%

(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months and six months ended June 30, 2022.
(b) These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card program at our owned and leased hotels.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels by Segment

(in constant $)	Three Months Ended June 30,
	RevPAR		Occupancy		ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

System-wide hotels (a)	$148.39	15.0%	71.6%	6.6% pts	$207.37	4.5%
Americas management and franchising	$158.29	4.9%	72.9%	1.7% pts	$217.13	2.5%
ASPAC management and franchising (b)	$111.22	78.7%	68.5%	20.3% pts	$162.38	25.7%
EAME management and franchising (b)	$173.11	21.0%	69.7%	6.2% pts	$248.26	10.1%

Owned and leased hotels (c)	$205.96	10.1%	74.0%	3.9% pts	$278.45	4.4%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Apple Leisure Group (d)	$195.42	7.8%	73.8%	1.2% pts	$264.87	6.2%

	Six Months Ended June 30,
	RevPAR		Occupancy		ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

System-wide hotels (a)	$139.73	26.5%	68.1%	10.3% pts	$205.11	7.4%
Americas management and franchising	$148.21	15.6%	68.9%	6.0% pts	$215.05	5.6%
ASPAC management and franchising (b)	$110.09	90.9%	66.5%	22.3% pts	$165.48	26.9%
EAME management and franchising (b)	$155.22	31.3%	66.4%	10.7% pts	$233.63	10.1%

Owned and leased hotels (c)	$199.22	27.2%	71.6%	11.3% pts	$278.32	7.1%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Apple Leisure Group (d)	$226.00	18.1%	75.5%	5.4% pts	$299.39	9.7%

(a) System-wide hotels figures include managed and franchised and owned and leased hotels and do not include all-inclusive properties.
(b) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months and six months ended June 30, 2022.
(c) Owned and leased hotels figures do not include unconsolidated hospitality ventures and do not include all-inclusive properties.
(d) Apple Leisure Group figures include ALG resorts and do not include Hyatt Zilara and Hyatt Ziva.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Hotels by Brand and Chain Scale

(in constant $)	Three Months Ended June 30,
	RevPAR		Occupancy		ADR
Brand	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

Composite Luxury(a)	$201.75	21.2%	68.7%	10.6% pts	$293.70	2.5%
Andaz	$246.73	15.4%	73.5%	8.7% pts	$335.62	1.6%
Grand Hyatt	$172.65	28.2%	71.2%	13.0% pts	$242.32	4.6%
Park Hyatt	$261.52	34.5%	63.9%	12.5% pts	$409.14	8.2%
The Unbound Collection by Hyatt	$207.77	7.0%	65.6%	6.9% pts	$316.88	(4.3)%

Composite Upper-Upscale (b)	$144.55	14.7%	70.2%	6.5% pts	$206.05	4.1%
Hyatt Centric	$169.41	16.8%	73.8%	5.6% pts	$229.49	7.9%
Hyatt Regency	$140.24	14.7%	69.5%	6.7% pts	$201.67	3.6%
JdV by Hyatt	$154.88	7.8%	70.4%	3.0% pts	$220.00	3.2%

Composite Upscale(c)	$117.70	8.4%	75.6%	3.5% pts	$155.64	3.3%
Hyatt House	$130.84	5.9%	77.2%	2.0% pts	$169.46	3.2%
Hyatt Place	$113.56	9.3%	75.1%	4.0% pts	$151.18	3.4%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Composite all-inclusive (d)(e)	$223.12	9.5%	73.7%	1.2% pts	$302.72	7.8%
ALG resorts (Americas)	$233.01	6.8%	72.7%	(1.7)% pts	$320.48	9.3%
ALG resorts (EAME) (e)	$100.27	19.0%	76.5%	8.5% pts	$131.07	5.8%

	Six Months Ended June 30,
	RevPAR		Occupancy		ADR
Brand	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

Composite Luxury(a)	$198.10	32.8%	66.9%	14.2% pts	$296.23	4.6%
Andaz	$244.26	28.1%	71.6%	14.7% pts	$341.20	1.8%
Grand Hyatt	$172.66	39.1%	69.4%	15.9% pts	$248.64	7.2%
Park Hyatt	$272.22	49.1%	64.3%	16.3% pts	$423.42	11.3%
The Unbound Collection by Hyatt	$176.70	12.5%	61.2%	9.5% pts	$288.93	(4.9)%

Composite Upper-Upscale (b)	$134.25	28.6%	66.5%	11.5% pts	$201.83	6.3%
Hyatt Centric	$156.47	30.8%	70.0%	11.5% pts	$223.43	9.2%
Hyatt Regency	$131.46	28.4%	66.1%	11.5% pts	$198.90	6.0%
JdV by Hyatt	$129.26	19.5%	63.1%	7.3% pts	$204.74	5.6%

Composite Upscale(c)	$107.70	15.6%	71.3%	5.7% pts	$151.04	6.4%
Hyatt House	$120.12	13.2%	72.9%	3.8% pts	$164.81	7.3%
Hyatt Place	$103.79	16.5%	70.8%	6.2% pts	$146.58	6.2%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Composite all-inclusive (d)(e)	$254.86	20.8%	75.5%	5.9% pts	$337.48	11.4%
ALG resorts (Americas)	$260.68	18.2%	75.3%	3.8% pts	$346.01	12.2%
ALG resorts (EAME) (e)	$103.53	23.9%	76.0%	10.9% pts	$136.22	6.1%

(a) Includes Park Hyatt, Miraval, Grand Hyatt, Alila, Andaz, The Unbound Collection by Hyatt, Destination by Hyatt, and Thompson Hotels.
(b) Includes Hyatt Regency, Hyatt, Hyatt Centric, and JdV by Hyatt.
(c) Includes Hyatt Place and Hyatt House.
(d) Includes ALG resorts [Breathless Resort and Spas, Dreams Resort and Spas, Secrets Resort and Spas, Zoetry Wellness and Spa Resorts, Sunscape Resort and Spas, Alua Hotels and Resorts], Hyatt Zilara and Hyatt Ziva.
(e) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Fee Summary

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)

Base management fees	$96	$79	21.2%	$187	$139	34.2%
Incentive management fees	59	45	30.8%	116	85	36.7%
Franchise, license, and other fees	93	80	16.1%	176	134	31.4%
Management, franchise, license, and other fees	$248	$204	21.3%	$479	$358	33.7%

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)

Management, franchise, license, and other fees	$248	$204	21.3%	$479	$358	33.7%
Contra revenue from management agreements	(7)	(6)	(9.9)%	(13)	(11)	(15.0)%
Contra revenue from franchise agreements	(5)	(3)	(39.8)%	(9)	(7)	(34.5)%
Net management, franchise, license, and other fees	$236	$195	21.3%	$457	$340	34.3%

Hyatt Hotels Corporation
Properties and Rooms by Geography

	June 30, 2023		June 30, 2022		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
United States Managed	188	70,892	181	69,177	7	1,715
Other Americas Managed	39	10,963	38	10,814	1	149
United States Franchised	501	82,409	487	79,836	14	2,573
Other Americas Franchised	36	5,660	29	4,670	7	990
Americas Subtotal	764	169,924	735	164,497	29	5,427

ASPAC (a)
Greater China Managed	100	30,596	91	26,867	9	3,729
Other ASPAC Managed	110	29,644	100	27,799	10	1,845
Greater China Franchised	32	5,676	20	3,670	12	2,006
Other ASPAC Franchised	10	2,936	8	2,636	2	300
ASPAC Subtotal	252	68,852	219	60,972	33	7,880

EAME (a)
EAME Managed	94	22,146	94	22,323	—	(177)
EAME Franchised	67	11,528	25	4,541	42	6,987
EAME Subtotal	161	33,674	119	26,864	42	6,810

All-inclusive
Americas All-inclusive	74	26,026	71	25,721	3	305
EAME All-inclusive (b)	46	12,695	50	12,933	(4)	(238)
All-inclusive Subtotal	120	38,721	121	38,654	(1)	67

System-wide hotels total (c)	1,297	311,171	1,194	290,987	103	20,184

Vacation ownership	22	1,997	22	2,383	—	(386)
Condominium ownership	39	1,096	39	1,112	—	(16)
Residential	36	4,321	37	4,361	(1)	(40)

Managed Subtotal (d)	629	193,571	608	187,963	21	5,608
Franchised Subtotal (d)	668	117,600	586	103,024	82	14,576

Owned and leased
United States Owned and leased	18	9,303	18	9,135	—	168
Other Americas Owned and leased	5	1,555	5	1,555	—	—
EAME Owned and leased	11	2,476	12	2,744	(1)	(268)
Owned and leased Subtotal (e)	34	13,334	35	13,434	(1)	(100)

(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the six months ended June 30, 2022.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(c) Figures do not include vacation ownership, residential, or condominium ownership units.
(d) Figures include all-inclusive properties.
(e) Figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	June 30, 2023		June 30, 2022		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Brand
Alila	16	1,768	16	1,765	—	3
Andaz	28	6,392	25	5,623	3	769
Destination by Hyatt (a)	16	3,299	15	3,447	1	(148)
Grand Hyatt	62	32,505	58	31,110	4	1,395
Miraval (a)	3	383	3	383	—	—
Park Hyatt	45	8,369	45	8,398	—	(29)
The Unbound Collection by Hyatt	39	6,854	30	5,898	9	956
Thompson Hotels	18	3,769	17	3,592	1	177
Dream Hotels	6	1,163	—	—	6	1,163
Hyatt	13	3,354	13	3,354	—	—
Hyatt Centric	57	11,654	51	10,703	6	951
Hyatt Regency	241	98,666	228	94,336	13	4,330
JdV by Hyatt	57	8,903	23	3,320	34	5,583
Caption by Hyatt	1	136	1	136	—	—
Hyatt House	132	18,764	128	18,273	4	491
Hyatt Place	419	61,850	406	58,885	13	2,965
UrCove	23	3,821	13	2,310	10	1,511
Other	1	800	1	800	—	—
Subtotal	1,177	272,450	1,073	252,333	104	20,117

Hyatt Ziva	6	2,672	6	2,672	—	—
Hyatt Zilara	4	1,210	3	919	1	291
ALG resorts (b)(c)	110	34,839	112	35,063	(2)	(224)
Total All-inclusive	120	38,721	121	38,654	(1)	67

Total System-wide properties and rooms (d)	1,297	311,171	1,194	290,987	103	20,184

Hyatt Residence Club (e)	22		22		—

(a) Includes one Destination by Hyatt property that was rebranded and combined with a Miraval property during the nine months ended September 30, 2022.
(b) Includes four non-branded properties managed by ALG.
(c) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(d) Figures do not include vacation ownership, residential, or condominium ownership units. Includes 12 properties that Hyatt currently intends to re-brand to the respective brand at a future date.
(e) Includes eight properties that will rebrand under Hyatt Residence Club in 2023.

Hyatt Hotels Corporation
Impact of Sold Hotels to Owned and Leased Hotels Segment Adjusted EBITDA

(in millions)	Fiscal Year 2023
Adjusted EBITDA	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Owned and leased hotels	$60	$67			$127
Less: Contribution from sold owned and leased hotels (a)	—	—			—
Owned and leased hotels less contribution from sold hotels (b)	$60	$67			$127

Pro rata share of unconsolidated hospitality ventures	$14	$17			$31
Less: Contribution from sold unconsolidated hospitality ventures (c) (d)	—	—			—
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (e)	$14	$17			$31

	Fiscal Year 2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Owned and leased hotels	$48	$82	$51	$71	$252
Less: Contribution from sold owned and leased hotels (a)	(22)	(9)	(3)	—	(34)
Owned and leased hotels less contribution from sold hotels (b)	$26	$73	$48	$71	$218

Pro rata share of unconsolidated hospitality ventures	$6	$17	$15	$17	$55
Less: Contribution from sold unconsolidated hospitality ventures (c) (d)	—	(1)	(1)	(1)	(3)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (e)	$6	$16	$14	$16	$52

(a) Contribution from sold owned and leased hotels represents the Adjusted EBITDA contribution in each period for hotels that have since been sold and entered into long-term management or franchise agreements, and excludes fee income retained upon sale. Hotels that have been sold include Hyatt Regency Indian Wells Resort & Spa (2Q22), Grand Hyatt San Antonio River Walk (2Q22), The Driskill (2Q22), The Confidante Miami Beach (2Q22), Hyatt Regency Mainz (4Q22), and Hyatt Regency Greenwich (4Q22).
(b) Owned and leased hotels less contribution from sold hotels represents the Adjusted EBITDA contribution from all owned and leased hotels that remain in Hyatt's portfolio as of June 30, 2023.
(c) Contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution in each period for unconsolidated hospitality ventures that have since been sold. Unconsolidated hospitality ventures that have been sold include Hyatt Regency Andares Guadalajara (2Q22), Hyatt Regency Jersey City on the Hudson (4Q22), and Hyatt Place Panama City / Downtown (1Q23).
(d) Contribution from sold unconsolidated hospitality ventures includes the pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from one property for which the operating lease was terminated during the three months ended March 31, 2023.
(e) Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from all unconsolidated hospitality ventures that remain in Hyatt's portfolio as of June 30, 2023.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
Net income attributable to Hyatt Hotels Corporation	$68	$206	(67.2)%	$126	$133	(5.4)%
Interest expense	31	38	(17.2)%	64	78	(17.1)%
Provision for income taxes	27	106	(75.0)%	74	108	(31.8)%
Depreciation and amortization	99	105	(5.0)%	197	224	(12.2)%
EBITDA	225	455	(50.5)%	461	543	(15.1)%
Contra revenue	12	9	20.5%	22	18	22.4%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(784)	(640)	(22.5)%	(1,513)	(1,180)	(28.2)%
Costs incurred on behalf of managed and franchised properties	789	628	25.6%	1,538	1,184	29.9%
Equity (earnings) losses from unconsolidated hospitality ventures	1	(1)	186.6%	3	8	(65.8)%
Stock-based compensation expense	16	12	25.0%	48	40	18.4%
Gains on sales of real estate	—	(251)	100.2%	—	(251)	100.4%
Asset impairments	5	7	(27.0)%	7	10	(29.2)%
Other (income) loss, net	(8)	19	(142.2)%	(56)	29	(296.0)%
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	17	17	(0.2)%	31	23	32.1%
Adjusted EBITDA	$273	$255	6.9%	$541	$424	27.5%

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
NET DEFERRAL ACTIVITY
Increase in deferred revenue	$51	$52	(1.0)%	$109	$101	8.0%
Increase in deferred costs	(23)	(27)	14.8%	(50)	(52)	4.2%
Net Deferrals	$28	$25	14.9%	$59	$49	21.3%

Increase in Net Financed Contracts	$14	$15	(5.4)%	$31	$22	43.5%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Total Revenues to Adjusted Revenues

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
Total revenues	$1,705	$1,483	15.0%	$3,385	$2,762	22.6%
Add: Contra revenue	12	9	20.5%	22	18	22.4%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(784)	(640)	(22.5)%	(1,513)	(1,180)	(28.2)%
Adjusted revenues	$933	$852	9.4%	$1,894	$1,600	18.4%

Adjusted EBITDA Margin %	29.3%	30.0%	(0.7)%	28.6%	26.5%	2.1%

Adjusted EBITDA Margin % Change in Constant Currency			(0.6)%			2.0%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Diluted Earnings per Share and Net Income Attributable to Hyatt Hotels Corporation, to Adjusted Diluted Earnings per Share, and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended June 30, 2023 and June 30, 2022.

(in millions, except per share amounts)	Location on Condensed Consolidated Statements of Income	Three Months Ended June 30,
		2023	2022
Net income attributable to Hyatt Hotels Corporation		$68	$206
Diluted earnings per share		$0.63	$1.85
Special items
Unrealized losses (a)	Other income (loss), net	18	34
Asset impairments (b)	Asset impairments	5	7
Transaction costs (c)	Other income (loss), net	4	(1)
Utilization of Avendra and other proceeds (d)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	4	3
Fund surpluses (e)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	(5)	(15)
Gains on sales of real estate (f)	Gains on sales of real estate	—	(251)
Unconsolidated hospitality ventures (g)	Equity earnings (losses) from unconsolidated hospitality ventures	—	(4)
Loss on extinguishment of debt (h)	Other income (loss), net	—	8
Other	Other income (loss), net	—	5
Special items - pre-tax		26	(214)
Income tax (provision) benefit for special items	Provision for income taxes	(6)	59
Total special items - after-tax		$20	$(155)
Special items impact per diluted share		$0.19	$(1.39)
Adjusted net income attributable to Hyatt Hotels Corporation		$88	$51
Adjusted diluted earnings per share		$0.82	$0.46

(a) Unrealized losses - During the three months ended June 30, 2023 (Q2 2023) and the three months ended June 30, 2022 (Q2 2022), we recognized unrealized losses due to the change in fair value of our marketable securities.
(b) Asset impairments - During Q2 2023, we recognized $5 million of asset impairment charges related to intangible assets, primarily as a result of contract terminations. During Q2 2022, we recognized a $7 million goodwill impairment charge in connection with the sale of Grand Hyatt San Antonio River Walk.
(c) Transaction costs - During Q2 2023, we recognized $4 million of transaction costs related to the acquisition of Mr & Mrs Smith.
(d) Utilization of Avendra and other proceeds - During Q2 2023 and Q2 2022, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(e) Fund surpluses - During Q2 2023 and Q2 2022, we recognized net surpluses on certain funds due to the timing of revenue and expense recognition.
(f) Gains on sales of real estate - During Q2 2022, we recognized $251 million pre-tax gains on sales of real estate related to the sale of Grand Hyatt San Antonio River Walk ($137 million), The Driskill ($51 million), Hyatt Regency Indian Wells Resort & Spa ($40 million), and The Confidante Miami Beach ($24 million).
(g) Unconsolidated hospitality ventures - During Q2 2022, we recognized a $4 million pre-tax gain on the sale of our ownership interest in an equity method investment.
(h) Loss on extinguishment of debt - During Q2 2022, we recognized an $8 million loss on extinguishment of debt for the bonds that were legally defeased in conjunction with the sale of Grand Hyatt San Antonio River Walk.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Diluted Earnings per Share and Net Income Attributable to Hyatt Hotels Corporation, to Adjusted Diluted Earnings per Share, and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Six Months Ended June 30, 2023 and June 30, 2022.

(in millions, except per share amounts)	Location on Condensed Consolidated Statements of Income	Six Months Ended June 30,
		2023	2022
Net income attributable to Hyatt Hotels Corporation		$126	$133
Diluted earnings per share		$1.16	$1.19
Special items
Transaction costs (a)	Other income (loss), net	11	1
Utilization of Avendra and other proceeds (b)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	8	6
Asset impairments (c)	Asset impairments	7	10
Fund deficits (surpluses) (d)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	6	(2)
Unrealized (gains) losses (e)	Other income (loss), net	(25)	44
Gains on sales of real estate (f)	Gains on sales of real estate	—	(251)
Unconsolidated hospitality ventures (g)	Equity earnings (losses) from unconsolidated hospitality ventures	—	(4)
Loss on extinguishment of debt (h)	Other income (loss), net	—	8
Other	Other income (loss), net	1	9
Special items - pre-tax		8	(179)
Income tax (provision) benefit for special items	Provision for income taxes	(1)	61
Total special items - after-tax		$7	$(118)
Special items impact per diluted share		$0.07	$(1.05)
Adjusted net income attributable to Hyatt Hotels Corporation		$133	$15
Adjusted diluted earnings per share		$1.23	$0.14

(a) Transaction costs - During the six months ended June 30, 2023 (YTD 2023), we recognized $11 million of transaction costs related to the acquisitions of Dream Hotel Group ($7 million) and Mr & Mrs Smith ($4 million).
(b) Utilization of Avendra and other proceeds - During YTD 2023 and the six months ended June 30, 2022 (YTD 2022), we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels.
(c) Asset impairments - During YTD 2023, we recognized $7 million of asset impairment charges related to intangible assets, primarily as a result of contract terminations. During YTD 2022, we recognized a $7 million goodwill impairment charge in connection with the sale of Grand Hyatt San Antonio River Walk.
(d) Fund deficits (surpluses) - During YTD 2023, we recognized net deficits, which we intend to recover in future periods, on certain funds due to the timing of revenue and expense recognition. During YTD 2022, we recognized net surpluses on certain funds due to the timing of revenue and expense recognition.
(e) Unrealized (gains) losses - During YTD 2023 and YTD 2022, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(f) Gains on sales of real estate - During YTD 2022, we recognized $251 million pre-tax gains on sales of real estate related to the sale of Grand Hyatt San Antonio River Walk ($137 million), The Driskill ($51 million), Hyatt Regency Indian Wells Resort & Spa ($40 million), and The Confidante Miami Beach ($24 million).
(g) Unconsolidated hospitality ventures - During YTD 2022, we recognized a $4 million pre-tax gain on the sale of our ownership interest in an equity method investment.
(h) Loss on extinguishment of debt - During YTD 2022, we recognized an $8 million loss on extinguishment of debt for the bonds that were legally defeased in conjunction with the sale of Grand Hyatt San Antonio River Walk.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
SG&A expenses	$142	$76	86.0%	$303	$187	61.8%
Less: rabbi trust impact	(15)	41	(136.3)%	(31)	69	(145.8)%
Less: stock-based compensation expense	(15)	(12)	(19.8)%	(46)	(40)	(13.1)%
Adjusted SG&A expenses	$112	$105	6.2%	$226	$216	4.5%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
Americas management and franchising	$20	$16	17.5%	$38	$31	19.6%
ASPAC management and franchising (a)	5	11	(54.8)%	18	21	(15.3)%
EAME management and franchising (a)	7	8	(5.6)%	14	17	(16.0)%
Owned and leased hotels	5	4	52.7%	9	6	55.7%
Apple Leisure Group	32	28	17.3%	61	61	0.3%
Corporate and other	43	38	11.2%	86	80	8.0%
Adjusted SG&A expenses	$112	$105	6.2%	$226	$216	4.5%

(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months and six months ended June 30, 2022.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Outlook: Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2023 Outlook. The Company's 2023 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

(in millions)	Year Ended December 31, 2023 Outlook Range
	Low Case	High Case
Net income	$187	$245
Interest expense	144	144
Provision for income taxes	123	137
Depreciation and amortization	386	386
EBITDA	$840	$912
Contra revenue	45	45
Costs incurred on behalf of managed and franchised properties, net of revenues for the reimbursement of costs	82	72
Equity (earnings) losses from unconsolidated hospitality ventures	3	3
Stock-based compensation expense	72	72
(Gains) losses on sales of real estate	—	—
Asset impairments	7	7
Other (income) losses, net	(90)	(110)
Pro rata share of consolidated hospitality ventures Adjusted EBITDA	61	69
Adjusted EBITDA	$1,020	$1,070

	Year Ended December 31, 2023 Forecast Range
	Low Case	High Case
Net Deferrals	$120	$120
Net Financed Contracts	$60	$60

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Outlook: SG&A Expenses to Adjusted SG&A Expenses; and Net cash provided by operating activities to Free Cash Flow
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2023 Outlook Range
	Low Case	High Case
SG&A expenses	$554	$564
Less: rabbi trust impact (a)	—	—
Less: stock-based compensation expense	(69)	(69)
Adjusted SG&A expenses	$485	$495

(a) Impact of rabbi trust is not forecasted for the year ended December 31, 2023 as performance of underlying invested assets is not estimable.

(in millions)	Year Ended December 31, 2023 Outlook Range
	Low Case	High Case
Net cash provided by operating activities	$725	$775
Capital expenditures	(200)	(200)
Free Cash Flow	$525	$575

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
REVENUES
Comparable owned and leased hotels	$332	$300	10.3%	$642	$509	26.1%
Non-comparable owned and leased hotels	9	31	(69.7)%	13	93	(85.8)%
Owned and leased hotels revenues	$341	$331	2.8%	$655	$602	8.7%

EXPENSES
Comparable owned and leased hotels	$244	$211	16.1%	$474	$383	23.9%
Non-comparable owned and leased hotels	11	23	(52.8)%	19	64	(70.3)%
Rabbi trust impact	2	(5)	131.1%	4	(8)	138.5%
Owned and leased hotels expenses	$257	$229	12.1%	$497	$439	13.2%

Owned and leased hotels operating margin percentage	24.5%	30.8%	(6.3)%	24.1%	27.1%	(3.0)%

Comparable owned and leased hotels operating margin percentage	26.2%	29.9%	(3.7)%	26.0%	24.7%	1.3%

Hyatt Hotels Corporation
Apple Leisure Group Segment Statistics

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)

ALG Adjusted revenues
Owned and leased hotels revenues	$7	$4	56.1%	$7	$4	56.4%
Management, franchise, license, and other fees	36	36	(0.3)%	75	66	14.0%
Other revenues	43	33	28.3%	84	67	25.7%
Distribution and destination management revenues	273	256	6.9%	601	502	19.8%
ALG Adjusted revenues	$359	$329	9.0%	$767	$639	20.0%

Owned and leased hotels expenses	$8	$7	26.1%	$11	$9	25.2%
Other direct costs	$47	$34	29.6%	$87	$59	46.6%
Distribution and destination management expenses	$224	$206	8.8%	$482	$400	20.7%
Adjusted SG&A	$32	$28	17.3%	$61	$61	0.3%

ALG Adjusted EBITDA	$49	$54	(9.1)%	$128	$110	15.9%

NET DEFERRAL ACTIVITY
Increase in deferred revenue	$51	$52	(1.0)%	$109	$101	8.0%
Increase in deferred costs	(23)	(27)	14.8%	(50)	(52)	4.2%
Net Deferrals	$28	$25	14.9%	$59	$49	21.3%

Increase in Net Financed Contracts	$14	$15	(5.4)%	$31	$22	43.5%

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)

OPERATIONAL METRICS
ALG Net Package RevPAR (a)	$195.42	$181.20	7.8%	$226.00	$191.36	18.1%
ALG Net Package RevPAR (Americas) (a)	$233.01	$218.17	6.8%	$260.68	$220.52	18.2%
ALG Net Package RevPAR (EAME) (a)(b)	$100.27	$84.28	19.0%	$103.53	$83.55	23.9%

Unlimited Vacation Club Signed Contracts	8,971	8,466	6.0%	17,762	16,271	9.2%
Departures	738,507	744,431	(0.8)%	1,427,685	1,323,531	7.9%
(a) Metrics represent comparable properties.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
Net Deferrals represent cash received in the period for both new membership down payments and monthly installment payments on financed contracts, less cash paid for costs incurred to sell new contracts, net of revenues and expenses recognized on our condensed consolidated statements of income during the period.
Net Financed Contracts represent contractual future cash flows due to the Company over an average term of less than 4 years, less expenses that will be incurred to fulfill the contract, net of monthly cash installment payments received during the period. At June 30, 2023, the Net Financed Contract balance not recorded on our condensed consolidated balance sheet was $217 million.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Reconciliation of Net Income (Loss) Attributable to ALG Segment to Segment EBITDA and Segment EBITDA to Segment Adjusted EBITDA; Reconciliation of ALG Segment Total Revenues to Segment Adjusted Revenues; and ALG Segment SG&A Expenses to Segment Adjusted SG&A Expenses

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
Net income (loss) attributable to ALG Segment	$(10)	$(6)	(87.1)%	$4	$(15)	124.7%
Provision for income taxes (a)	12	4	248.1%	30	7	353.7%
Depreciation and amortization	39	47	(14.4)%	79	102	(22.2)%
ALG Segment EBITDA	41	45	(6.0)%	113	94	21.1%
Contra revenue	2	—	380.1%	2	—	302.7%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(32)	(26)	(20.6)%	(64)	(55)	(14.3)%
Costs incurred on behalf of managed and franchised properties	31	25	19.1%	62	54	11.5%
Stock-based compensation expense	2	3	(34.6)%	6	7	(13.2)%
Asset impairments	5	—	NM	7	2	225.2%
Other (income) loss, net	—	7	(95.0)%	2	8	(67.1)%
ALG Segment Adjusted EBITDA	$49	$54	(9.1)%	$128	$110	15.9%
(a) Provision for income taxes recognized on the ALG segment is not inclusive of all tax impacts related to the ALG segment as a portion is recorded at the consolidated level in interim periods.

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
NET DEFERRAL ACTIVITY
Increase in deferred revenue	$51	$52	(1.0)%	$109	$101	8.0%
Increase in deferred costs	(23)	(27)	14.8%	(50)	(52)	4.2%
Net Deferrals	$28	$25	14.9%	$59	$49	21.3%

Increase in Net Financed Contracts	$14	$15	(5.4)%	$31	$22	43.5%
The table below provides a breakdown for ALG Segment Adjusted revenues.

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
ALG Segment Total revenues	$389	$355	9.6%	$829	$694	19.4%
Add: Contra revenue	2	—	380.1%	2	—	302.7%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(32)	(26)	(20.6)%	(64)	(55)	(14.3)%
ALG Segment Adjusted revenues	$359	$329	9.0%	$767	$639	20.0%
The table below provides a breakdown for ALG Segment Adjusted SG&A expenses.

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
ALG Segment SG&A expenses	$33	$31	9.1%	$65	$68	(4.3)%
Less: stock-based compensation expense	(1)	(3)	52.7%	(4)	(7)	42.9%
ALG Segment Adjusted SG&A expenses	$32	$28	17.3%	$61	$61	0.3%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Unlimited Vacation Club Net Deferrals

(in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change (%)	2023	2022	Change (%)
Sales of membership club contracts deferrals	$98	$91	8.7%	$207	$179	15.5%
Membership club revenue recognized	(47)	(39)	(21.8)%	(98)	(78)	(25.1)%
Increase in deferred revenue from membership club contract sales	51	52	(1.0)%	109	101	8.0%
Costs of memberships club contracts deferrals	(32)	(29)	(6.8)%	(67)	(56)	(18.9)%
Membership club costs recognized	9	2	277.8%	17	4	333.4%
Increase in deferred costs from membership club contract costs	(23)	(27)	14.8%	(50)	(52)	4.2%
Net Deferrals	$28	$25	14.9%	$59	$49	21.3%

Increase in Net Financed Contracts	$14	$15	(5.4)%	$31	$22	43.5%

Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as we define them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•amortization of management and franchise agreement assets and performance cure payments, which constitute payments to customers (Contra revenue);
•revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;
•costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains (losses) on sales of real estate and other;
•asset impairments; and
•other income (loss), net.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit (provision) for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes costs incurred on behalf of our managed and franchised properties related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.
Adjusted EBITDA and EBITDA are not substitutes for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) per Share (EPS)
Adjusted net income (loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted net income (loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted net income (loss) per diluted share. We consider Adjusted net income (loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted net income (loss) and Adjusted Diluted EPS are not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted earnings (losses) per share, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss) and Adjusted Diluted EPS. Although we believe that Adjusted net income (loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income (loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted net income (loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income (loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income (loss) and Adjusted Diluted EPS supplementally.
Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Asset-Light Earnings Mix
Asset-Light Earnings Mix is calculated as Adjusted EBITDA from the Americas Management and Franchising Segment, ASPAC Management and Franchising Segment, EAME Management and Franchising Segment, and Apple Leisure Group Segment plus Net Deferrals and Net Financed Contracts divided by Adjusted EBITDA, excluding Corporate & Other and Eliminations, plus Net Deferrals and Net Financed Contracts. Our management uses this calculation to assess the composition of the Company's earnings.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.
Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared, or Comparable system-wide hotels also exclude properties for which comparable results are not available. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas hotels, including our wellness resorts, or our all-inclusive resorts, for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC hotels for those properties we manage or franchise within the ASPAC management and franchising segment, comparable system-wide EAME hotels for those properties that we manage or franchise within the EAME management and franchising segment, or comparable system-wide ALG all-inclusive resorts for those properties that we manage within the Apple Leisure Group segment. "Comparable owned and leased hotels" represents all properties we own or lease that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared, Comparable owned and leased hotels also excludes properties for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.
Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income (loss). Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income (loss). We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Constant Dollar Currency
We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period's exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.
Free Cash Flow
Free cash flow represents net cash provided by operating activities less capital expenditures. We believe free cash flow to be a useful liquidity measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free cash flow is not necessarily a representation of how we will use excess cash. Free cash flow is not a substitute for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as free cash flow and management compensates for these limitations by referencing our GAAP results and using free cash flow supplementally.

Net Deferrals
Net Deferrals represents the change in contract liabilities associated with the Unlimited Vacation Club membership contracts less the change in deferred cost assets associated with the contracts. The contract liabilities and deferred cost assets are recognized as revenue and expense, respectively, on our condensed consolidated statements of income (loss) over the customer life, which ranges from 3 to 25 years. We believe Net Deferrals is useful to investors as it represents cash received that will be recognized as revenue in future periods.
Net Financed Contracts
Net Financed Contracts represents Unlimited Vacation Club contracts signed during the period for which an initial cash down payment has been received and the remaining balance is contractually due in monthly installments over an average term of less than 4 years. The Net Financed Contract balance is calculated as the unpaid portion of membership contracts reduced by expenses related to fulfilling the membership program contracts and further reduced by an allowance for future estimated uncollectible installments. Net Financed Contract balances are not reported on our condensed consolidated balance sheets as our right to collect future installments is conditional on our ability to provide continuous access to member benefits at ALG resorts over the contract term, and the associated expenses to fulfill the membership contracts become liabilities of the Company only after the installments are collected. We believe Net Financed Contracts is useful to investors as it represents an estimate of future cash flows due in accordance with contracts signed in the current period. At June 30, 2023, the Net Financed Contract balance not recorded on our condensed consolidated balance sheet was $217 million.
Net Package ADR
Net Package ADR represents net package revenues, divided by the total number of rooms sold in a given period. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.
Net Package RevPAR
Net Package RevPAR is the product of the net package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of package revenue comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.